Exhibit 99.3

Investors Bancorp, Inc.

Conversion
Valuation
Appraisal

May 31, 2005

Table of Contents
Investors Bancorp, Inc.
Short Hills, New Jersey

TABLE OF CONTENTS	I

INTRODUCTION	1

1. OVERVIEW AND FINANCIAL ANALYSIS	4

General Overview	4
History	6
Strategic Direction	7
Balance Sheet Trends	8
Loan Portfolio	10
Investments	13
Investments and Mortgage-Backed Securities	14
Asset Quality	15
Funding Composition	18
Asset/Liability Management	20
Net Worth and Capital	21
Income and Expense Trends	22
Legal Proceedings	28
Subsidiaries	28

2. MARKET AREA ANALYSIS	29

3. COMPARISONS WITH PUBLICLY TRADED THRIFTS	30

Introduction	30
Selection Criteria	30
Basis for Comparison	32
Overview of the Comparables	33

4. MARKET VALUE DETERMINATION	36

Market Value Adjustments	36
Financial Condition	37
Balance Sheet Growth	41
Earnings Quality, Predictability and Growth	42

Market area	47
Cash Dividends	48
Liquidity of the Issue	50
Recent Regulatory Matters	51

5. OTHER FACTORS	52

Management	52
Subscription Interest	53
Valuation Adjustments	55

6. VALUATION	56

Discussion of Weight Given to Valuation Multiples	56
Full Offering Value in Relation to Comparables	58
Comparison to Recent MHC Conversions	61
Valuation Conclusion	62

List of Figures
Investors Bancorp, Inc.
Short Hills, New Jersey

FIGURE 1 - CURRENT FACILITIES LIST	4
FIGURE 2 - ASSET AND RETAINED EARNINGS CHART	8
FIGURE 3 - KEY BALANCE SHEET DATA	9
FIGURE 4 - KEY RATIOS	9
FIGURE 5 - NET LOANS RECEIVABLE CHART	10
FIGURE 6 - LOAN MIX AS OF MARCH 31, 2005 CHART	11
FIGURE 7 - LOAN MIX AT MARCH 31, 2005	12
FIGURE 8 - SECURITIES CHART	13
FIGURE 9 - INVESTMENT MIX	14
FIGURE 10 - ASSET QUALITY CHART	15
FIGURE 11 - NON-PERFORMING LOANS	16
FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART	17
FIGURE 13 - DEPOSIT AND BORROWING TREND CHART	18
FIGURE 14 - DEPOSIT MIX	19
FIGURE 15 - INTEREST RATE RISK	20
FIGURE 16 - CAPITAL ANALYSIS	21
FIGURE 17 - NET INCOME CHART	22
FIGURE 18 - CORE NET INCOME CALCULATION	23
FIGURE 19 - AVERAGE YIELDS AND COSTS	24
FIGURE 20 - SPREAD AND MARGIN CHART	25
FIGURE 21 - INCOME STATEMENT TRENDS	26
FIGURE 22 - PROFITABILITY TREND CHART	27
FIGURE 23 - DEPOSIT AND DEMOGRAPHIC DATA FOR NEW JERSEY	29
FIGURE 24 - COMPARABLE GROUP	32
FIGURE 25 - KEY FINANCIAL INDICATORS	35
FIGURE 26 - KEY BALANCE SHEET DATA	37
FIGURE 27 - CAPITAL DATA	38
FIGURE 28 - ASSET QUALITY TABLE	39
FIGURE 29 - BALANCE SHEET GROWTH DATA	41
FIGURE 30 - NET INCOME CHART	43
FIGURE 31 - PROFITABILITY DATA	44
FIGURE 32 - INCOME STATEMENT DATA	45
FIGURE 33 - MARKET AREA DATA	47
FIGURE 34 - DIVIDEND DATA	48
FIGURE 35 - MARKET CAPITALIZATION DATA	50
FIGURE 36 - MHC REORGANIZATIONS (SINCE 1/1/02) PRO FORMA DATA	53
FIGURE 37 - MHC REORGANIZATIONS PRICE APPRECIATION	54
FIGURE 38 - VALUE RANGE — FULL OFFERING	58
FIGURE 39 - AS IF FULLY CONVERTED OFFERING PRICING MULTIPLES	59
FIGURE 40 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	59
FIGURE 41 - COMPARABLE AS IF FULLY CONVERTED PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	59
FIGURE 42 - VALUE RANGE MHC OFFERING DATA	60
FIGURE 43 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	60
FIGURE 44 - COMPARABLE GAAP PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	60
FIGURE 45 - COMPARISON TO FILED AND PENDING MHC OFFERINGS	61
FIGURE 46 - COMPARISON TO RECENT NEW JERSEY MHCS	61

List of Exhibits
Investors Bancorp, Inc.
Short Hills, New Jersey

Exhibit

1.	Profile of FinPro, Inc. and the Author of the Appraisal

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Income

4.	Consolidated Statements of Stockholder’s Equity

5.	Consolidated Statements of Cash Flows

6.	Selected Financial Data

7.	Industry Fully Converted Multiples

8.	MHC Conversions 2002 to Date

9.	Full Offering No Foundation Appraisal Pro Forma March 31, 2005 — 12 Months

10.	Full Offering With Foundation Appraisal Pro Forma March 31, 2005 — 12 Months

11.	MHC Appraisal Pro Forma March 31, 2005 — 12 Months

12.	MHC Stub Period Offering Circular Pro Forma March 31, 2005 — 9 Months

13.	MHC Fiscal Year Offering Circular Pro Forma June 30, 2004 — 12 Months

Conversion Valuation Appraisal Report	Page: 1

Introduction

Investors Bancorp, Inc. (the “Mid Tier”), a Delaware corporation, is offering common stock on a best efforts basis. The shares being offered represent 44.40% of the shares of common stock of the Mid Tier that will be outstanding following the offering. The Mid Tier also intends to contribute shares of common stock, or 1.33% of the shares of the Mid Tier that will be outstanding following the offering, and cash equal to 0.44% of the aggregate value of the Mid Tier to a charitable foundation established by Investors Savings Bank. After the stock offering, 54.27% of the Mid Tier’s outstanding common stock will be owned by Investors Bancorp, MHC, a New Jersey-chartered mutual holding company parent. The Mid Tier is the holding company for Investors Savings Bank, a New Jersey-chartered savings bank. This report represents FinPro, Inc.’s (“FinPro”) independent appraisal of the estimated pro forma market value of the common stock (the “Common Stock”) of Investors Bancorp, Inc. (hereafter referred to on a consolidated basis as the “Bank”).

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	44.40% of the total shares will be sold to the depositors and public,

•	1.33% of the total shares will be contributed to a charitable foundation,

•	cash equal to 0.44% of the aggregate value of the Bank will be contributed to a charitable foundation,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $5.3 million at the midpoint,

•	there will be an ESOP equal to 8% of the sum of the shares sold plus the shares contributed to the foundation funded internally, amortized over 30 years straight-line,

•	there will be an MRP equal to 1.96% of the total shares outstanding, amortized over 5 years straight-line,

•	there will be a Stock Option Plan equal to 4.90% of the total shares outstanding, expensed at $4.07 per option over 5 years straight-line,

•	the tax rate is assumed at 35.00%, and

•	the net proceeds will be invested at the three-year treasury rate of 3.96%, pre-tax.

It is our understanding that the Bank will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans and to Supplemental Eligible Account Holders of the Bank. This appraisal has been prepared in accordance with Regulation 563b.7 and the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

Conversion Valuation Appraisal Report	Page: 2

In the course of preparing our report, we reviewed the Bank’s audited financials for the years ended June 30, 2003 and June 30, 2004. We also reviewed the registration statement on Form S-1 as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and held due diligence related discussions with the Bank’s Management and Board, Sandler O’Neill & Partners, LLP (the Bank’s underwriter), and Luse Gorman Pomerenk & Schick, P.C. (the Bank’s special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and reviewed the market area’s economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Conversion Valuation Appraisal Report	Page: 3

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report	Page: 4

1. Overview and Financial Analysis

General Overview

As of March 31, 2005, the Bank had $4.9 billion in total assets, $3.3 billion in deposits, $1.7 billion in net loans and $397.9 million in equity. The following table shows the Bank’s facilities as of March 31, 2005.

FIGURE 1 — CURRENT FACILITIES LIST

	Owned	Year	Date of
	Or	Acquired	Lease
Location:	Leased	Or Leased	Expiration

Main Office:
101 JFK Parkway Short Hills, NJ 07078	Leased	2004	2019

Branches:
27 Prospect Street East Orange, NJ 07017	Leased	1995	2008

34 Union Avenue Irvington, NJ 07111	Owned	1973	NA

1331 Springfield Avenue Irvington, NJ 07111	Owned	1994	NA

1065 Stuyvesant Avenue Irvington, NJ 07111	Owned	1973	NA

493 South Livingston Road Livingston, NJ 07039	Leased	1997	2009

371 East Northfield Road Livingston, NJ 07039	Owned	1995	NA

243 Millburn Avenue Millburn, NJ 07071	Leased	1995	2005

3563 Route 22 East Whitehouse, NJ 08888	Leased	2000	2010

1655-65 Oak Tree Road Edison, NJ 08820	Leased	1997	2007

345-A Matawan Road Matawan, NJ 07747	Leased	2002	2012

597 Stelton Road Piscataway, NJ 08854	Leased	1999	2009

Highway 34, P.O. Box 127 Colts Neck, NJ 07722	Owned	1995	NA

88 Norwood Avenue, P.O. Box 227 Deal, NJ 07723	Owned	1995	NA

Hwy 9 & Adelphia Road Freehold, NJ 07728	Leased	1974	2007

169 Broadway Long Branch, NJ 07740	Owned	1995	NA

450 Union Hill Road Morganville, NJ 07751	Leased	2001	2006

Route 35 & Harmony Road Middleton, NJ 07748	Leased	2001	2011

Hwy 36 and Valley Drive Navesink, NJ 07752	Leased	1993	2008

Hwy 71 and Warren Avenue Spring Lake Heights, NJ 07762	Owned	1974	NA

2426 Hwy 34 North Manasquan, NJ 08736	Owned	2000	NA

169 Main Street Chatham, NJ 07928	Leased	1996	2011

Conversion Valuation Appraisal Report	Page: 5

	Owned	Year	Date of
	Or	Acquired	Lease
Location:	Leased	Or Leased	Expiration

3130 Route 10 West Denville, NJ 07834	Leased	2002	2007

276 Route 53 Suite 3 Denville, NJ 07834	Leased	2002	2007

16 Waverly Place Madison, NJ 07940	Leased	1988	2008

736 Speedwell Avenue Morris Plains, NJ 07950	Leased	2003	2008

275 State Route 10 East Succasunna, NJ 07876	Leased	1997	2012

1153 Valley Road Sterling, NJ 07980	Leased	1999	2009

273 Brick Boulevard Brick, NJ 08723	Owned	1999	NA

130 North County Line Road Jackson, NJ 08527	Owned	2004	NA

425 Route 70 Lakewood, NJ 08701	Owned	2000	NA

874 Fischer Boulevard, Bay Plaza Toms River, NJ 08753	Leased	1995	2015

864 Route 37 Toms River, NJ 08755	Leased	1998	2029

77 Lacey Road Whiting, NJ 08759	Owned	1997	NA

315 Route 202/206 Bedminster, NJ 07978	Leased	2002	2012

225 Demott Lane Somerset, NJ 08873	Leased	2000	2015

56 Westfield Avenue Clark, NJ 07066	Owned	1995	NA

77 Central Avenue Clark, NJ 07066	Leased	1995	2010

300 South Avenue Garwood, NJ 07027	Leased	2001	2011

1128 Liberty Avenue Hillside, NJ 07205	Leased	1975	2010

1260 Springfield Avenue New Providence, NJ 07974	Leased	1998	2009

130 Watchung Avenue Plainfield, NJ 07060	Owned	1992	NA

437 Park Avenue Scotch Plains, NJ 07076	Leased	1997	2007

173 Mountain Avenue Springfield, NJ 07081	Owned	1980	NA

207 Morris Avenue (and Mountain Ave.) Springfield, NJ 07081	Leased	1996	2007

977 Stuyvesant Avenue Union, NJ 07083	Owned	1978	NA

2441 A Route 22 West Union, NJ 07083	Leased	2000	2013

     Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 6

History

Investors Savings Bank (“Investors”) is a New Jersey-chartered savings bank headquartered in Short Hills, New Jersey. Originally founded in 1926 as a New Jersey-chartered mutual savings and loan association, Investors has grown through acquisitions and internal growth, including de novo branching. In 1992, Investors converted its charter to a mutual savings bank. Investors conducts business from its main office located at 101 JFK Parkway, Short Hills, New Jersey, and its 46 branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. At March 31, 2005, assets totaled $4.9 billion and deposits totaled $3.3 billion.

Investors is in the business of attracting deposits from the public through its branch network and borrowing funds in the wholesale markets to originate loans and to invest in securities. A large percentage of Investors assets are invested in securities, primarily U.S. Government and Federal Agency obligations, mortgage-backed and other securities. Investors also originates mortgage loans secured by one- to four-family residential real estate and consumer loans, the majority of which are home equity loans and home equity lines of credit. Recently, Investors expanded its lending activities to include commercial real estate, construction and multi-family loans. Investors offers a variety of deposit accounts and emphasizes exceptional customer service. Investors is subject to comprehensive regulation and examination by both the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation.

In October 2003 Investors implemented a strategy to change the mix of assets and liabilities from one focused on securities and wholesale borrowings to one focused on loans and deposits. This strategy calls for shifting assets from securities to loans, and shifting liabilities from wholesale borrowings to retail deposits, with an emphasis on core deposits. At June 30, 2003, the securities portfolio totaled $4.2 billion and represented 77.6% of total assets compared to March 31, 2005 when securities totaled $3.0 billion and represented 61.1% of total assets. Wholesale borrowings have also declined from June 30, 2003 when borrowings totaled $1.7 billion or 35.2% of total liabilities compared to March 31, 2005 when borrowings totaled $1.2 billion or 26.6% of total liabilities.

Conversion Valuation Appraisal Report	Page: 7

Strategic Direction

The Bank’s business strategy is to grow and improve profitability by:

•	Remaining a community-oriented financial institution with a continued emphasis on personalized customer service;

•	Continuing to expand its branch network through de novo branching and branch acquisitions and through selective acquisitions of financial institutions;

•	Increasing its loan portfolio as a percentage of assets;

•	Diversifying its loan portfolio through the origination of commercial real estate, construction and multi-family loans;

•	Increasing core deposits, including transactional and checking accounts; and

•	Maintaining a high level of asset quality.

Conversion Valuation Appraisal Report	Page: 8

Balance Sheet Trends

The Bank’s balance sheet decreased by $427.3 million, or 8.03%, from $5.3 billion at June 30, 2004 to $4.9 billion at March 31, 2005. The decline is assets was the result of an asset and liability restructuring transaction, whereby the Bank sold securities and with the proceeds prepaid borrowings. This transaction resulted in a pre-tax charge of $54.0 million in the quarter ended March 31, 2005.

Equity has decreased $3.7 million from $401.7 million at June 30, 2004 to $397.9 million at March 31, 2005. The equity to assets ratio is currently 8.14%.

Figure 2 — Asset and Retained Earnings Chart

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 9

The following tables set forth certain information concerning the financial position of the Bank at the dates indicated.

Figure 3 — Key Balance Sheet Data

	At March 31,	At June 30,
	2005	2004	2003	2002	2001	2000
Selected Financial Condition Data:		$ in thousands
	(Unaudited)			(Unaudited)	(Unaudited)	(Unaudited)
Assets	$4,890,874	$5,318,140	$5,352,404	$5,215,179	$4,870,082	$4,675,561
Loans receivable, net	1,664,101	1,105,881	778,451	992,910	978,659	998,887
Loans held-for-sale	3,872	1,428	10,991	2,601	—	—
Securities held to maturity	2,210,366	2,522,811	3,851,921	3,830,055	3,418,304	3,423,460
Securities available for sale, at estimated fair value	780,110	1,421,073	303,525	117,060	210,486	68,356
Bank owned life insurance	76,585	75,543	74,541	37,461	—	—
Deposits	3,273,437	3,266,935	3,172,826	2,834,420	2,282,177	2,100,689
Borrowings	1,194,277	1,604,798	1,744,827	1,969,855	2,226,882	2,238,903
Stockholders’ equity	397,917	401,663	392,537	365,221	324,658	298,357

Source: Offering Prospectus

Figure 4 — Key Ratios

At or for the Nine Months	At or for the Years
Selected Financial Ratios and Other Data:	Ended March 31,	Ended June 30,
2005	2004	2004	2003	2002	2001	2000

Performance Ratios:
Return on average assets	-0.25%	0.43%	0.37%	0.52%	0.71%	0.61%	0.62%
Return on average equity	-3.31%	5.89%	5.00%	7.56%	10.65%	9.71%	10.19%
Interest rate spread	1.74%	1.40%	1.42%	1.37%	1.73%	1.26%	1.35%
Net interest margin	1.92%	1.56%	1.58%	1.56%	1.97%	1.59%	1.65%
Efficiency ratio	123.91%	60.28%	63.06%	54.46%	42.06%	34.38%	44.01%
Noninterest expense to average assets	2.22%	1.00%	1.02%	0.90%	0.81%	0.69%	0.73%
Average interest-earning assets to average interest-bearing liabilities	1.07	x	1.06	x	1.06	x	1.06	x	1.07	x	1.06	x	1.06	x

Asset Quality Ratios:
Non-performing assets to total assets	0.18%	0.17%	0.17%	0.20%	0.24%	0.25%	0.28%
Non-performing loans to total loans	0.51%	0.95%	0.82%	1.37%	1.21%	1.22%	1.22%
Allowance for loan losses to non-performing loans	65.44%	52.01%	57.29%	44.40%	35.82%	32.14%	29.48%
Allowance for loan losses to total loans	0.33%	0.49%	0.47%	0.61%	0.43%	0.39%	0.36%

Capital Ratios (Mid Tier):
Risk-based capital (to risk weighted assets)	22.37%	26.92%	26.55%	27.58%	26.88%	22.93%	23.45%
Tier 1 risk-based capital	22.06%	26.60%	26.22%	27.24%	26.56%	22.66%	23.16%
Core capital (to average assets)	7.57%	7.54%	7.69%	7.12%	6.95%	6.75%	6.23%
Equity to total assets	8.14%	7.77%	7.55%	7.33%	7.00%	6.67%	6.38%
Average equity to average assets	7.70%	7.24%	7.36%	6.86%	6.66%	6.32%	6.07%
Tangible capital (to tangible assets)	8.11%	7.75%	7.52%	7.30%	6.97%	6.68%	6.39%

Other Data:
Number of full service offices	46	45	45	45	43	37	33
Full time equivalent employees	410	437	412	437	404	325	315

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 10

Loan Portfolio

The Bank’s loan portfolio has increased by $558.2 million from June 30, 2004 to March 31, 2005, and as a percent of assets, the loan portfolio has increased from 20.79% to 34.02%, respectively.

Figure 5 — Net Loans Receivable Chart

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 11

Since 2000, the loan mix has shifted toward residential 1-4 loans and away from FHA mortgages.

Figure 6 — Loan Mix as of March 31, 2005 Chart

	At March 31,		At June 30,
	2005		2004		2003		2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousand)
Residential mortgage loans:
One-to-four-family	$1,541,777	92.95%	$987,958	89.26%	$652,532	83.41%	$831,326	83.62%	$809,304	82.62%	$829,505	82.99%
FHA	32,674	1.97	43,923	3.97	67,633	8.65	101,013	10.16	107,251	10.95	106,671	10.67

Total residential mortgage loans	1,574,451	94.92	1,031,881	93.23	720,165	92.06	932,339	93.78	916,555	93.57	936,176	93.66

Multi-family and commercial	8,683	0.52	6,147	0.56	7,011	0.90	7,878	0.79	4,902	0.50	7,319	0.73
Construction loans	1,505	0.09	845	0.08	145	0.02	380	0.04	2,829	0.29	1,729	0.17

Consumer and other loans:
Home equity loans	37,594	2.27	29,731	2.69	21,948	2.81	28,288	2.85	33,246	3.39	30,958	3.10
Home equity credit lines	35,166	2.12	36,513	3.30	31,321	4.00	23,599	2.37	20,561	2.10	21,756	2.18
Other	1,331	0.08	1,588	0.14	1,620	0.21	1,718	0.17	1,421	0.15	1,617	0.16

Total consumer loans and other loans	74,091	4.47	67,832	6.13	54,889	7.02	53,605	5.39	55,228	5.64	54,331	5.44

Total loans	$1,658,730	100.00%	$1,106,705	100.00%	$782,210	100.00%	$994,202	100.00%	$979,514	100.00%	$999,555	100.00%

Premium on purchased loans	11,736		5,274		1,694		3,160		3,046		2,976
Deferred loan fees	(840)		(905)		(703)		(132)		(54)		(62)
Allowance for loan losses	(5,525)		(5,193)		(4,750)		(4,320)		(3,847)		(3,582)

Net loans	$1,664,101		$1,105,881		$778,451		$992,910		$978,659		$998,887

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 12

The loan mix is almost exclusively residential mortgages.

Figure 7 — Loan Mix at March 31, 2005

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 13

Investments

The investment portfolio decreased significantly between June 30, 2003 and March 31, 2005. The decline is a function of the Bank’s strategy of shifting the asset mix from securities to loans. Also, in the quarter ended March 31, 2005, the Bank undertook an asset and liability restructuring transaction.

Figure 8 — Securities Chart

Note: Securities designated AFS were shown at market value and securities designated HTM were shown at amortized cost.

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 14

Investments and Mortgage-Backed Securities

The following table provides the Bank’s investment portfolio.

Figure 9 — Investment Mix

	At March 31,		At June 30,
	2005		2004		2003		2002
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value
	(In thousands)
Securities Held-to-Maturity
U.S. Government and agency obligations	$120,656	$117,400	$130,986	$126,638	$126,542	$127,293	$2,562	$2,623
Municipal bonds	18,234	18,632	18,326	18,806	25,252	26,950	25,721	26,914
Other debt	2,000	1,998	—	—	—	—	—	—

	140,890	138,030	149,312	145,444	151,794	154,243	28,283	29,537

Mortgage-backed securities:
Freddie Mac	1,172,464	1,156,432	1,339,589	1,326,743	1,869,333	1,888,813	1,539,861	1,556,436
Ginnie Mae	23,060	23,707	73,769	75,620	200,910	208,672	337,324	346,722
Fannie Mae	662,334	655,857	694,302	693,223	940,145	961,250	840,670	854,623
Federal housing authorities	3,371	3,740	1,525	1,525	6,444	6,444	12,632	12,632
Non-agency	208,247	205,294	264,314	261,963	683,295	687,310	1,071,285	1,081,969

Total mortgage-backed held to maturity	2,069,476	2,045,030	2,373,499	2,359,074	3,700,127	3,752,489	3,801,772	3,852,382

Total securities held to maturity	2,210,366	2,183,060	2,522,811	2,504,518	3,851,921	3,906,732	3,830,055	3,881,919

Securities Held-for-Sale
Equity securities	35,000	35,010	56,875	56,931	59,969	58,377	26,969	24,250
Other debt	—	—	—	—	10,000	10,104	10,000	10,160

	35,000	35,010	56,875	56,931	69,969	68,481	36,969	34,410

Mortgage-backed securities:
Freddie Mac	199,754	197,566	422,859	416,902	60,542	61,017	—	—
Fannie Mae	318,388	315,071	699,542	689,686	130,904	130,639	35,367	35,111
Non-agency securities	236,234	232,463	261,129	257,554	44,024	43,388	47,772	47,539

Total mortgage-backed securities available-for-sale	754,376	745,100	1,383,530	1,364,142	235,470	235,044	83,139	82,650

Total securities available-for-sale	789,376	780,110	1,440,405	1,421,073	305,439	303,525	120,108	117,060

Total securities	$2,999,742	$2,963,170	$3,963,216	$3,925,591	$4,157,360	$4,210,257	$3,950,163	$3,998,979

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 15

Asset Quality

The Bank’s level of nonperforming assets has trended downward since June 30, 2000. At March 31, 2005, nonperforming assets were $8.6 million, or 0.18% of total assets.

Figure 10 — Asset Quality Chart

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 16

At March 31, 2005, the Bank’s nonperforming loans to total loan ratio was 0.51% and the nonperforming loans to total assets ratio was 0.18%.

Figure 11 — Non-Performing Loans

	At March 31,	At June 30,
	2005	2004	2003	2002	2001	2000
	(Dollars in thousands)
Non-accrual loans:
Residential mortgage loans:
One to four family	$2,937	$3,021	$3,786	$5,098	$5,587	$7,498
FHA	4,891	5,559	6,324	6,003	5,610	4,361

Total residential mortgage loans	7,828	8,580	10,110	11,101	11,197	11,859

Multi family and commercial	547	437	451	857	420	—
Construction loans	—	—	—	—	—	—

Consumer and other loans:
Home equity loans	38	18	24	38	140	210
Home equity credit lines	30	30	110	66	209	79
Other	1	1	2	1	3	2

Total consumer and other loans	69	49	136	105	352	291

Total	8,444	9,066	10,697	12,063	11,969	12,150

Total nonperforming loans	8,444	9,066	10,697	12,063	11,969	12,150
Real estate owned	123	154	110	202	290	1,000

Total nonperforming assets	$8,567	$9,220	$10,807	$12,265	$12,259	$13,150

Total nonperforming loans to total loans	0.51%	0.82%	1.37%	1.21%	1.22%	1.22%
Total nonperforming loans to total assets	0.17%	0.17%	0.20%	0.23%	0.25%	0.26%
Total nonperforming assets to total assets	0.18%	0.17%	0.20%	0.24%	0.25%	0.28%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 17

The ALLL increased $332 thousand from June 30, 2004 to March 31, 2005. The Bank’s ALLL to loans ratio decreased from 0.47% at June 30, 2004 to 0.33% at March 31, 2005.

Figure 12 — Allowance for Possible Loan and Lease Losses Chart

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 18

Funding Composition

Deposits have increased $6.5 million from June 30, 2004 to March 31, 2005. Borrowings have trended downward since June 30, 2000. During the nine month period ended March 31, 2005, borrowings decreased $410.5 million. The decline is a function of the asset liability restructuring transaction.

Figure 13 — Deposit and Borrowing Trend Chart

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 19

The following chart illustrates the Bank’s deposit mix as of March 31, 2005. The largest portion of the deposit mix is certificates of deposit.

Figure 14 — Deposit Mix

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 20

Asset/Liability Management

The following chart provides the Bank’s net portfolio value and net interest income and changes in both based upon various interest rate shock scenarios.

Figure 15 — Interest Rate Risk

	Net Portfolio Value			Net Interest Income
					Increase (Decrease) in
	Estimated Increase (Decrease)			Estimated Net	Estimated Net Interest Income
Change in Interest Rates	Estimated NPV	Amount	Percent	Interest Income	Amount	Percent

(basis points)	(Dollars in thousands)
+300bp	$191,930	(373,911)	-66.1%	$93,223	$(10,883)	-10.5%
+200bp	326,002	(239,839)	-42.4%	97,715	(6,391)	-6.1%
+100bp	455,356	(110,485)	-19.5%	101,351	(2,755)	-2.6%
0bp	565,841	—	—	104,106	—
-100bp	642,753	76,912	13.6%	107,097	2,991	2.9%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 21

Net Worth and Capital

At March 31, 2005, the Bank had capital in excess of the minimum requirements for all capital ratios.

Figure 16 — Capital analysis

Bank Level	At March 31, 2005
Regulatory Capital Position	Amount	Percentage of
	($000's)	Assets

GAAP Capital	$397,892	8.14%

Tier 1 (Core) Capital (to Average Assets)
Capital Level	$403,850	7.57%
Requirement	213,465	4.00%

Excess	$190,385	3.57%

Tier 1 (Core) Capital (to Risk-Weighted Assets)
Capital Level	$403,850	22.06%
Requirement	73,218	4.00%

Excess	$330,632	18.06%

Total Capital (to Risk-Weighted Assets)
Capital Level	$409,375	22.36%
Requirement	146,436	8.00%

Excess	$262,939	14.36%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 22

Income and Expense Trends

The Bank’s net income has fluctuated since the twelve months ended June 30, 2000. Net income for the twelve months ended June 30, 2002 was $35.9 million. This was an increase of $6.5 million over the net income for the twelve months ended June 30, 2002. The increase was attributable to increased net interest income, as interest expense decreased. Net income trended downward between the twelve months ended June 30, 2002 and the twelve months ended June 30, 2004.

The net loss for the nine months ended March 31, 2005 was $27.4 million below the net income for the nine ended March 31, 2004. The decrease is primarily attributable to charges recognized as part of an asset and liability restructuring transaction. The Bank prepaid approximately $448.0 million in borrowings and recognized a $43.6 million pre-tax charge. In order to fund the prepayment of the borrowings, the Bank sold approximately $500.0 million in securities at a pre-tax loss of $10.4 million. Adjusting for these items, along with other less material one-time charges, the Bank earned $24.9 million in core net income for the nine months ended March 31, 2005, an increase of $7.7 million from the net income for the nine months ended March 31, 2004. The increase in core net income was primarily attributable to a $13.1 million increase in net interest income. All of the adjustments to net income are detailed in Figure 18.

Figure 17 — Net Income Chart

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 23

The following table provides FinPro’s calculation of the Bank’s core net income for the nine months and the twelve months ended March 31, 2005.

Figure 18 — Core Net Income Calculation

	For the nine	For the twelve
	months ended	months ended
(Unaudited)	March 31, 2005	March 31, 2005

	(Dollars in thousands)

Net income (loss)	$(10,141)	$(7,550)

Pre-tax adjustments:
Loss on sale of securities in connection with the restructuring of the balance sheet	10,353	10,353
Loss on early extinguishment of debt in connection with the restructuring of the balance sheet	43,616	43,616
Other-than-temporary loss on FHLMC preferred stock held in AFS portfolio		3,094
Impairment charge related to office space leased by the Bank		1,040
Gain on sale of securities	(601)	(602)
Allocate benefit expense reversal (booked in 6/04) over fiscal year 2004		(222)

Less: tax adjustment	(18,278)	(18,564)

Core net income	$24,949	$31,165
Core ROAA	0.63%	0.58%
Core ROAE	8.13%	7.69%

Source: Offering Prospectus and discussions with Bank Management

Conversion Valuation Appraisal Report	Page: 24

The net interest spread and margin increased between the nine months ended March 31, 2005 and the nine months ended March 31, 2004. The increase is attributable to a higher yield on earning assets, which was partially offset by a higher cost of interest bearing liabilities. The increase in yield on earning assets was predominately a function of a shift in the asset mix from cash and securities to higher yielding loans.

Figure 19 — Average Yields and Costs

	For the Nine Months Ended March 31,
	2005			2004
	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Cost

Interest-earning assets:
Due from banks	$20,916	$342	2.18%	$109,962	$684	0.83%
Securities available-for-sale	1,326,722	39,161	3.94%	1,099,745	36,142	4.38%
Securities held to maturity	2,344,685	76,376	4.34%	3,098,945	85,605	3.68%
Net loans	1,401,132	53,524	5.09%	854,752	34,460	5.38%
Stock in FHLB	77,057	1,463	2.53%	88,407	802	1.21%

Total interest-earning assets	5,170,512	170,866	4.41%	5,251,811	157,693	4.00%
Noninterest-earning assets	142,084			143,512

Total assets	$5,312,596			$5,395,323

Interest-bearing liabilities
Savings deposits	$281,437	$1,773	0.84%	$273,118	$1,976	0.96%
Interest-bearing checking	213,820	1,799	1.12%	189,495	1,543	1.08%
Money market accounts	394,484	3,949	1.34%	385,848	3,879	1.34%
Time accounts	2,358,996	43,310	2.45%	2,332,760	42,274	2.41%
Borrowed funds	1,579,222	45,683	3.85%	1,754,551	46,751	3.55%

Total interest-bearing liabilities	4,827,959	96,514	2.67%	4,935,772	96,423	2.60%
Non-interest-bearing liabilities	75,674			68,965

Total liabilities	4,903,633			5,004,737
Equity	408,963			390,586

Total liabilities and equity	$5,312,596			$5,395,323

Net interest income		$74,352			$61,270

Interest rate spread			1.74%			1.40%

Net interest-earning assets	$342,553			$316,039

Net interest margin			1.92%			1.56%

Ratio of interest-earning assets to total interest-bearing liabilities	1.07x			1.06x

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 25

Net margin increased 38 basis points between the twelve period ended June 30, 2001 and the twelve month period ended June 30, 2002, only to decrease 41 basis points for the twelve months ended June 30, 2003. Net margin increased 2 basis points between the twelve months ended June 30, 2003 and the twelve months ended June 30, 2004.

The net interest spread and margin increased between the nine months ended March 31, 2004 and the nine months ended March 31, 2005.

Figure 20 — Spread and Margin Chart

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 26

The Bank posted a net loss of $10.1 million for the nine months ended March 31, 2005, relative to net income of $17.2 million for the nine ended March 31, 2004. The decrease is primarily attributable to charges recognized as part of the asset and liability restructuring transaction.

Figure 21 — Income Statement Trends

	For the Nine Months Ended		For the Years Ended
	March 31,				June 30,
	2005	2004	2004	2003	2002	2001	2000

Selected Operating Data:			$in thousands

Interest and dividend income	$170,866	$157,693	$210,574	$241,238	$283,095	$325,412	$301,076
Interest expense	96,514	96,423	127,558	158,121	185,339	250,838	225,446

Net interest income	74,352	61,270	83,016	83,117	97,756	74,574	75,630
Provision for loan losses	400	400	600	600	500	350	425

Net interest income after provision for loan losses	73,952	60,870	82,416	82,517	97,256	74,224	75,205
Other income (loss)	(3,069)	5,627	3,890	7,138	(302)	21,680	1,391
Other expense	88,323	40,324	54,803	49,153	40,992	33,097	33,895

Income (loss) before income taxes	(17,440)	26,173	31,503	40,502	55,962	62,807	42,701
Income tax (benefit) expense	(7,299)	8,927	11,666	12,232	20,093	21,203	14,042

Net income (loss) before cumulative effect of accounting change	(10,141)	17,246	19,837	28,270	35,869	41,604	28,659

Cumulative effect of accounting change	—	—	—	—	—	(12,259)	—

Net income (loss)	$(10,141)	$17,246	$19,837	$28,270	$35,869	$29,345	$28,659

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 27

Between 2000 and 2004 ROAA and ROAE trended downward. The decline was primarily a function of rising noninterest expense, which as partially offset by rising net interest income.

The Bank’s core ROAA and ROAE for the nine month period ended March 31, 2005 were 0.63% and 8.13%, respectively. These core profitability ratios represent an increase from the ROAA and ROAE for the nine month period ended March 31, 2004.

Figure 22 — Profitability Trend chart

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 28

Legal Proceedings

At March 31, 2005, the Bank was not involved in any legal proceedings, the outcome of which would be material to the Bank’s financial condition or results of operations.

Subsidiaries

ISB Mortgage Company LLC. ISB Mortgage Company LLC is a New Jersey limited liability company that was formed in 2001 for the purpose of originating loans for sale to both the Bank and third parties. In recent years, as the Bank has increased its emphasis on the origination of loans, ISB Mortgage Company LLC has served as the Bank’s retail lending production arm throughout the branch network.

ISB Mortgage Company LLC sells all loans that it originates either to the Bank or third parties.

ISB Asset Corporation. ISB Asset Corporation is a real estate investment trust (“REIT”) which was formed in 1997 as a New Jersey corporation for the sole purpose of acquiring mortgage loans and mortgage-backed securities from the Bank. ISB Asset Corporation’s primary objective is to maximize long-term return on equity. At March 31, 2005, ISB Asset Corporation had $1.23 billion in assets.

ISB Asset Corporation is taxed, and operates in a manner enabling it to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a result of this election, ISB Asset Corporation is not taxed at the corporate level on taxable income distributed to stockholders, provided that certain REIT qualification tests are met.

Investors Savings Bank has two additional subsidiaries, which are inactive.

Conversion Valuation Appraisal Report	Page: 29

2. Market Area Analysis

The following tables provide deposit and demographic data for the State of New Jersey.

Figure 23 – Deposit and Demographic Data for New Jersey

Market: NJ	Deposit Data as of 6/30/2004

Deposits Summary
(Deposit data in $000)

	6/2000	6/2001	6/2002	6/2003	6/2004	CAGR(%)
Bank Deposits	118,865,980	123,361,230	134,713,161	150,483,080	153,285,907	6.56
Thrift Deposits	31,903,352	37,977,593	40,169,045	38,619,094	49,041,442	11.35
Savings Bank Deposits	5,571,166	6,373,333	6,072,859	7,521,835	8,991,107	12.71
Credit Union Deposits	5,588,703	6,090,580	7,188,436	8,095,918	8,299,969	10.39
Total Deposits	156,340,498	167,712,156	180,955,065	196,624,009	211,318,456	7.82

Demographic Data

	Base	Current	Projected	% Change	% Change
	2000	2004	2009	2000-2004	2004-2009
Total Population:	8,414,350	8,687,337	9,017,840	3.24	3.80
0-14 Age Group (%):	21	20	20	1.06	-0.06
15-34 Age Group (%):	26	25	25	-0.48	2.47
35-54 Age Group (%):	31	31	31	4.28	2.10
55+ Age Group (%):	22	23	25	8.23	10.92

Total Households:	3,064,645	3,168,670	3,295,402	3.39	4.00
$0-24K Households (%):	21	19	17	-6.10	-9.46
$25-50K Households (%):	24	22	20	-5.57	-5.95
$50K+ Households (%):	55	59	63	10.95	12.14

Average Household Income:	73,260	82,927	94,995	13.20	14.55
Median Household Income:	55,908	61,779	69,479	10.50	12.46
Per Capita Income:	27,006	30,559	35,032	13.16	14.64

Source: Claritas

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 30

3. Comparisons with Publicly Traded Thrifts

Introduction

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded Mutual Holding Companies (“MHCs”). The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

Selection Criteria

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

Based upon our experience, FinPro has determined that MHCs trade at materially different levels relative to fully converted thrifts due to the unique ownership structure. The primary differences between MHCs and fully converted institutions are that MHCs contain a minority interest and have the potential for a second step. In addition, MHCs have the potential for a remutualization transaction. Due to these differences, MHC trading multiples are substantially different than fully converted trading multiples. FinPro concluded that the appropriate Comparable Group should be comprised of liquidly traded MHCs.

Conversion Valuation Appraisal Report	Page: 31

As of the date of this appraisal, there are a total of 30 MHCs traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, since these companies tend to trade regularly. FinPro believes that thrifts that trade over-the-counter or as pink sheets are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value.

To begin the screening process, FinPro excluded institutions that have recently converted, as the earnings of newly converted institutions do not reflect a full year’s benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively. As such, the 14 institutions that converted after March 31, 2005 were eliminated.

Of the remaining 16, FinPro eliminated Charter Financial as its substantial equity portfolio alters its pricing multiples to reflect the market value of its equity holdings. FinPro also eliminated Hudson City as it is currently undertaking its second step conversion and its pricing multiples reflect its expected second step exchange ratio.

This results in a total of 14 Comparables. FinPro selected the 11 largest. Of the 11 selected MHCs, 9 are located in the Northeast Region with the Bank.

Conversion Valuation Appraisal Report	Page: 32

Figure 24 — Comparable Group

		Corporate
					Number
					of	IPO
Ticker	Short Name	Exchange	City	State	Offices	Date

	Comparable Thrift Data
BCSB	BCSB Bankcorp, Inc. (MHC)	NASDAQ	Baltimore	MD	17	07/08/1998
CFFN	Capitol Federal Financial (MHC)	NASDAQ	Topeka	KS	36	04/01/1999
CSBK	Clifton Savings Bancorp, Inc. (MHC)	NASDAQ	Clifton	NJ	10	03/04/2004
ALLB	Greater Delaware Valley Savings Bank (MHC)	NASDAQ	Broomall	PA	9	03/03/1995
GCBC	Greene County Bancorp Inc. (MHC)	NASDAQ	Catskill	NY	7	12/30/1998
KFED	K-Fed Bancorp (MHC)	NASDAQ	Covina	CA	5	03/31/2004
NWSB	Northwest Bancorp, Inc. (MHC)	NASDAQ	Warren	PA	151	11/07/1994
ONFC	Oneida Financial Corp. (MHC)	NASDAQ	Oneida	NY	10	12/30/1998
PBHC	Pathfinder Bancorp, Inc. (MHC)	NASDAQ	Oswego	NY	7	11/16/1995
PBCT	People’s Bank (MHC)	NASDAQ	Bridgeport	CT	157	07/06/1988
WFD	Westfield Financial Inc. (MHC)	AMEX	Westfield	MA	10	12/28/2001

	Average
	Median
	Maximum
	Minimum
	Investors Bancorp, Inc.		Short Hills	NJ	46

Basis for Comparison

MHCs have different percentages of minority ownership. In order to adjust for this factor, all of the Comparables’ pricing multiples are represented as if the MHC undertook a second step, based upon standardized assumptions. These multiples will be referred to as “fully converted” pricing multiples.

Conversion Valuation Appraisal Report	Page: 33

Overview of the Comparables

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1. Asset Size The Comparable Group should have a similar asset size to the Bank. Due to the size of the Bank and the limited number of MHCs, it is difficult to find Comparables of the same size. The Comparable Group ranged in size from $293.3 million to $10.9 billion in total assets with a median of $790.4 million. The Bank’s asset size was $4.9 billion as of March 31, 2005. On a pro forma basis, the Bank’s assets are projected to be $5.2 billion.

2. Profitability The Comparable Group had a median ROAA of 0.74% and a median ROAE of 5.25% for the last twelve months. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of (0.99%) to a high of 1.06%, while the ROAE measure ranged from a low of (9.60%) to a high of 10.03%. The Bank had a core ROAA of 0.58% and a core ROAE of 7.69% for the twelve months ended March 31, 2005. On a pro forma basis, the Bank’s core ROAA and core ROAE are 0.59% and 4.48%, respectively.

3. Capital Level The Comparable Group had a median equity to assets ratio of 10.73% with a high of 24.13% and a low of 5.26%. At March 31, 2005, the Bank had an equity to assets ratio of 8.14%. On a pro forma basis, at the midpoint, the Bank would have an equity to assets ratio of 14.06%.

4. Balance Sheet Mix At March 31, 2005, the Bank had a net loan to asset ratio of 34.02%. The median loan to asset ratio for the Comparables was 54.49%, ranging from a low of 42.20% to a high of 84.60%. On the liability side, the Bank’s deposit to asset ratio was 66.93% at March 31, 2005 while the Comparable median was 76.55%, ranging from 47.67% to 86.33%. The Bank’s borrowings to assets ratio of 24.42% is above the Comparable median of 8.94%.

Conversion Valuation Appraisal Report	Page: 34

5. Operating Strategy An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investor’s general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

6. Date of Conversion Recent conversions, those completed on or after March 31, 2004, were excluded since the earnings of a newly converted institution do not reflect the reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report	Page: 35

The following table represents key financial indicators for the Bank and the Comparable Group.

Figure 25 — Key Financial Indicators

	The Bank at or
	for the Twelve	Comparable Group
	Months Ended	Median Last
	3/31/05	Twelve Months
Balance Sheet Data
Gross Loans to Deposits	51.01	71.20
Total Net Loans to Assets	34.02	54.49
Securities to Assets	61.14	35.74
Deposits to Assets	66.93	76.55
Borrowed Funds to Assets	24.42	8.94
Balance Sheet Growth
Asset Growth Rate *	(10.71)	2.08
Loan Growth Rate *	67.30	11.95
Deposit Growth Rate *	0.27	2.88
Capital
Equity to Assets	8.14	10.73
Tangible Equity to Tangible Assets	8.14	10.09
Intangible Assets to Equity	—	4.91
Regulatory Core Capital to Assets	7.57	9.28
Equity + Reserves to Assets	8.25	11.16
Asset Quality
Non-Performing Loans to Loans	0.51	0.32
Reserves to Non-Performing Loans	65.44	221.45
Non-Performing Assets to Assets	0.18	0.20
Non-Performing Assets to Equity	2.15	1.86
Reserves to Loans	0.33	0.78
Reserves to Non-Performing Assets + 90 Days Del.	64.49	206.27
Profitability
Return on Average Assets **	0.58	0.74
Return on Average Equity **	7.69	5.25
Income Statement
Yield on Average Earning Assets	4.32	4.82
Cost of Average Interest Bearing Liabilities	2.64	2.14
Net Interest Spread	1.68	3.06
Net Interest Margin	1.85	3.15
Noninterest Income to Average Assets **	0.15	0.47
Noninterest Expense to Average Assets **	1.09	2.74
Efficiency Ratio **	56.05	67.84
Overhead Ratio **	52.37	60.12

Source:	The Bank’s Offering Circular, FinPro calculations and SNL Securities
* Note:	The Bank’s balance sheet growth data is for nine months annualized.
** Note:	The Bank’s earnings data is adjusted for one-time income and expense items. See Figure 18 for details.

Conversion Valuation Appraisal Report	Page: 36

4. Market Value Determination

Market Value Adjustments

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. Adjustments, up or down, to the Comparable Group median multiple values are made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 37

Financial Condition

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Group.

Figure 26 — Key Balance Sheet Data

		Key Financial Data for the Most Recent Period End
		Total	Loans/	Loans/	Securities	Deposits/	Borrowings/
		Assets	Deposits	Assets	Assets	Assets	Assets
Ticker	Short Name	($000)	(%)	(%)	(%)	(%)	(%)

	Comparable Thrift Data
BCSB	BCSB Bankcorp, Inc. (MHC)	790,367	69.97	51.92	41.63	74.20	19.86
CFFN	Capitol Federal Financial (MHC)	8,498,764	124.68	59.43	38.00	47.67	40.93
CSBK	Clifton Savings Bancorp, Inc. (MHC)	841,877	63.84	42.20	NA	66.10	8.94
ALLB	Greater Delaware Valley Savings Bank (MHC)	387,846	71.20	54.49	34.86	76.52	13.48
GCBC	Greene County Bancorp Inc. (MHC)	293,292	62.62	54.06	36.62	86.33	2.56
KFED	K-Fed Bancorp (MHC)	615,881	110.52	84.60	9.08	76.55	8.07
NWSB	Northwest Bancorp, Inc. (MHC)	6,340,950	82.97	67.86	23.01	81.79	8.47
ONFC	Oneida Financial Corp. (MHC)	422,447	71.01	51.02	36.89	71.85	15.24
PBHC	Pathfinder Bancorp, Inc. (MHC)	308,616	76.27	60.55	29.68	79.38	12.80
PBCT	People’s Bank (MHC)	10,857,300	89.11	74.24	18.15	83.32	3.78
WFD	Westfield Financial Inc. (MHC)	799,687	61.28	47.19	42.87	77.01	7.29

	Average	2,741,548	80.32	58.87	31.08	74.61	12.86
	Median	790,367	71.20	54.49	35.74	76.55	8.94
	Maximum	10,857,300	124.68	84.60	42.87	86.33	40.93
	Minimum	293,292	61.28	42.20	9.08	47.67	2.56
	Investors Bancorp, Inc.	4,890,874	51.01	34.02	61.14	66.93	24.42
	Variance to the Comparable Median	4,100,507	(20.19)	(20.47)	25.40	(9.62)	15.48

Sources: SNL and Offering Circular Data, FinPro Computations

Asset Size – The Bank, at $4.9 billion, is significantly larger than the Comparable Group median of $790.4 million. The adjustment for the difference in size will be addressed in the trading liquidity section.

Asset Composition — The Bank’s net loans to assets ratio of 34.02% is significantly below the Comparable Group median of 54.49%.

Funding Mix – The Bank utilizes a substantially higher level of wholesale borrowings. The Bank funds itself through deposits, 66.93% of assets and borrowings, 24.42% of assets. The Comparable Group has a deposits to assets ratio of 76.55% and a borrowings to asset ratio of 8.94%.

Conversion Valuation Appraisal Report	Page: 38

Cash Liquidity — The cash liquidity of the Bank and the Comparable Group appear to be sufficient to meet funding requirements and regulatory guidelines.

Interest Rate Risk — The Bank’s interest rate risk position is illustrated on page 20. The Bank’s profile appears to be within acceptable regulatory parameters. No similar data is available for the Comparable Group.

Figure 27 — Capital Data

		Capital for the Most Recent Period End
			Tangible	Intangible	Core Capital/	Equity +
		Equity/	Equity/	Assets/	Tangible	Reserves/
		Assets	Tang Assets	Equity	Assets	Assets
Ticker	Short Name	(%)	(%)	(%)	(%)	(%)

	Comparable Thrift Data
BCSB	BCSB Bankcorp, Inc. (MHC)	5.26	4.94	6.31	6.99	5.60
CFFN	Capitol Federal Financial (MHC)	10.09	10.09	—	9.00	10.14
CSBK	Clifton Savings Bancorp, Inc. (MHC)	24.13	24.13	—	17.56	24.26
ALLB	Greater Delaware Valley Savings Bank	8.87	8.87	—	9.10	9.55
GCBC	Greene County Bancorp Inc. (MHC)	10.73	10.73	—	9.45	11.16
KFED	K-Fed Bancorp (MHC)	15.05	14.42	4.91	10.38	15.42
NWSB	Northwest Bancorp, Inc. (MHC)	8.96	6.67	27.30	NA	9.44
ONFC	Oneida Financial Corp. (MHC)	12.24	9.40	25.61	8.72	12.71
PBHC	Pathfinder Bancorp, Inc. (MHC)	6.79	5.44	21.05	7.50	7.40
PBCT	People’s Bank (MHC)	11.20	10.30	8.98	10.60	11.87
WFD	Westfield Financial Inc. (MHC)	14.85	14.85	—	14.87	15.51

	Average	11.65	10.89	8.56	10.42	12.10
	Median	10.73	10.09	4.91	9.28	11.16
	Maximum	24.13	24.13	27.30	17.56	24.26
	Minimum	5.26	4.94	—	6.99	5.60
	Investors Bancorp, Inc.	8.14	8.14	—	7.57	8.25
	Variance to the Comparable Median	(2.59)	(1.95)	(4.91)	(1.71)	(2.91)

Sources: SNL and Offering Circular Data, FinPro Computations

Capitalization — The Comparable Group’s median equity to assets ratio of 10.73% is above the Bank’s ratio of 8.14%. The Bank’s pro forma equity to assets ratio is projected to be 14.06% at the midpoint of the valuation range.

Intangible Levels — An important factor influencing market values is the level of intangibles that an institution carries on its books. Six of the Comparables have intangible assets. The Bank does not have any intangible assets.

Conversion Valuation Appraisal Report	Page: 39

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Allowance for Loan and Lease Losses (“ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

Figure 28 — Asset Quality Table

		Asset Quality for the Most Recent Period End
		NPLs/	Reserves/	NPAs/	NPAs/	Reserves/	Reserves/
		Loans	NPLs	Assets	Equity	Loans	NPAs + 90
Ticker	Short Name	(%)	(%)	(%)	(%)	(%)	(%)

	Comparable Thrift Data
BCSB	BCSB Bankcorp, Inc. (MHC)	0.37	180.24	0.20	3.79	0.66	172.57
CFFN	Capitol Federal Financial (MHC)	0.09	98.67	0.09	0.90	0.09	57.40
CSBK	Clifton Savings Bancorp, Inc. (MHC)	—	NM	—	—	0.31	NM
ALLB	Greater Delaware Valley Savings Bank (MHC)	0.61	202.92	0.80	9.07	1.24	70.12
GCBC	Greene County Bancorp Inc. (MHC)	0.11	685.08	0.06	0.57	0.78	685.08
KFED	K-Fed Bancorp (MHC)	0.08	556.13	0.07	0.48	0.44	507.61
NWSB	Northwest Bancorp, Inc. (MHC)	0.79	90.08	0.64	7.15	0.71	75.60
ONFC	Oneida Financial Corp. (MHC)	0.23	395.19	0.12	0.97	0.91	395.19
PBHC	Pathfinder Bancorp, Inc. (MHC)	0.94	106.58	0.85	12.47	1.01	71.90
PBCT	People's Bank (MHC)	0.32	279.69	0.25	2.22	0.90	270.37
WFD	Westfield Financial Inc. (MHC)	0.58	239.97	0.28	1.86	1.40	239.97

	Average	0.37	283.46	0.31	3.59	0.77	254.58
	Median	0.32	221.45	0.20	1.86	0.78	206.27
	Maximum	0.94	685.08	0.85	12.47	1.40	685.08
	Minimum	—	90.08	—	—	0.09	57.40

	Investors Bancorp, Inc.	0.51	65.44	0.18	2.15	0.33	64.49

	Variance to the Comparable Median	0.19	(156.01)	(0.02)	0.29	(0.45)	(141.78)

Sources: SNL and Offering Circular Data, FinPro Computations

The Bank’s level of nonperforming loans (“NPL”) to total loans, at 0.51% is above the Comparable Group median at 0.32%. The Bank had a nonperforming assets to assets ratio of 0.18%, which is below with the Comparable median of 0.20%. The Bank’s reserve level, 0.33% of total loans, is less than half the Comparable median of 0.78% of loans. The Bank’s level of reserves to NPLs is below that of the Comparable Group, due to the Bank’s lower level of reserves and higher level of NPLs.

Conversion Valuation Appraisal Report	Page: 40

Positive	Neutral	Negative

Higher Assets	NPAs to Assets	Higher Borrowings
(address elsewhere)

Higher Pro Forma Capital		Lower Loans to Assets

Higher NPLs

Lower ALLL to Loans

Lower ALLL to NPAs

The Bank’s asset and liability mixes are weaker than the Comparable Group’s mixes. Approximately 1/4 of the Bank’s balance sheet is a wholesale leverage strategy. The income impact of the asset and liability mixes will be addressed in the profitability section. The Bank’s capital levels are below the Comparable Group, but will be higher after the offering. The Bank has a higher level of NPLs, but a lower level of NPAs relative to the Comparable Group. Reserve levels are well below the Comparable levels. Taken collectively, downward adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report	Page: 41

Balance Sheet Growth

The Bank’s assets have declined while the Comparable Group’s assets have grown. The asset decline is primarily a function of the asset and liability restructuring transaction. Deposit growth was weaker than the Comparable Group. However, the Bank’s loan growth has been stronger.

Figure 29 — Balance Sheet Growth Data

		Growth
		Asset Growth	Loan Growth	Deposit Growth
		LTM	LTM	LTM
Ticker	Short Name	(%)	(%)	(%)

	Comparable Thrift Data
BCSB	BCSB Bankcorp, Inc. (MHC)	8.15	13.20	1.53
CFFN	Capitol Federal Financial (MHC)	0.36	15.54	(2.26)
CSBK	Clifton Savings Bancorp, Inc. (MHC)	13.41	41.94	3.62
ALLB	Greater Delaware Valley Savings Bank (MHC)	2.08	0.40	6.21
GCBC	Greene County Bancorp Inc. (MHC)	6.80	9.22	9.64
KFED	K-Fed Bancorp (MHC)	(8.21)	21.67	(11.09)
NWSB	Northwest Bancorp, Inc. (MHC)	9.30	15.76	10.04
ONFC	Oneida Financial Corp. (MHC)	(0.99)	7.42	(0.82)
PBHC	Pathfinder Bancorp, Inc. (MHC)	2.08	0.11	6.07
PBCT	People's Bank (MHC)	1.76	11.95	2.88
WFD	Westfield Financial Inc. (MHC)	0.28	4.91	(0.93)

	Average	3.18	12.92	2.26
	Median	2.08	11.95	2.88
	Maximum	13.41	41.94	10.04
	Minimum	(8.21)	0.11	(11.09)

	Investors Bancorp, Inc.	(10.71)	67.30	0.27

	Variance to the Comparable Median	(12.79)	55.35	(2.61)

Sources: SNL and Offering Circular Data, FinPro Computations

Positive	Neutral	Negative

Higher Loan Growth		Asset Decline

Lower Deposit Growth

No adjustment is warranted.

Conversion Valuation Appraisal Report	Page: 42

Earnings Quality,
Predictability and Growth

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page: 43

The Bank’s net income has fluctuated since the twelve months ended June 30, 2000. Net income for the twelve months ended June 30, 2002 was $35.9 million. This was an increase of $6.5 million over the net income for the twelve months ended June 30, 2002. The increase was attributable to increased net interest income, as interest expense decreased. Net income trended downward between the twelve months ended June 30, 2002 and the twelve months ended June 30, 2004.

The net loss for the nine months ended March 31, 2005 was $27.4 million below the net income for the nine ended March 31, 2004. The decrease is primarily attributable to charges recognized as part of an asset and liability restructuring transaction. The Bank prepaid approximately $448.0 million in borrowings and recognized a $43.6 million pre-tax charge. In order to fund the prepayment of the borrowings, the Bank sold approximately $500.0 million in securities at a pre-tax loss of $10.4 million. Adjusting for these items, along with other less material one-time charges, the Bank earned $24.9 million in core net income for the nine months ended March 31, 2005, an increase of $7.7 million from the net income for the nine months ended March 31, 2004. The increase in core net income was primarily attributable to a $13.1 million increase in net interest income. All of the adjustments to net income are detailed in Figure 18.

Figure 30 — Net Income Chart

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 44

The Bank’s core ROAA is below the Comparable Group median. The Bank’s core ROAE is above the Comparable median. The higher core ROAE is a function of the Bank’s lower capital levels. The Bank’s higher capitalization following the offering is expected to reduce return on equity for the near term. On a pro forma basis, the Bank’s core ROAA and core ROAE are 0.59% and 4.48%, respectively.

Figure 31 — Profitability Data

		LTM Profitability
		Return on	Return on
		Avg Assets	Avg Equity
Ticker	Short Name	(%)	(%)

	Comparable Thrift Data
BCSB	BCSB Bankcorp, Inc. (MHC)	0.09	1.60
CFFN	Capitol Federal Financial (MHC)	(0.99)	(9.60)
CSBK	Clifton Savings Bancorp, Inc. (MHC)	0.67	2.62
ALLB	Greater Delaware Valley Savings Bank (MHC)	0.47	5.15
GCBC	Greene County Bancorp Inc. (MHC)	1.06	9.84
KFED	K-Fed Bancorp (MHC)	0.74	4.99
NWSB	Northwest Bancorp, Inc. (MHC)	0.88	10.03
ONFC	Oneida Financial Corp. (MHC)	0.83	6.94
PBHC	Pathfinder Bancorp, Inc. (MHC)	0.40	5.69
PBCT	People's Bank (MHC)	1.05	9.52
WFD	Westfield Financial Inc. (MHC)	0.78	5.25

	Average	0.54	4.73
	Median	0.74	5.25
	Maximum	1.06	10.03
	Minimum	(0.99)	(9.60)

	Investors Bancorp, Inc.	0.58	7.69

	Variance to the Comparable Median	(0.16)	2.44

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 45

Figure 32 — Income Statement Data

		LTM Income Statement
		Yield on		Net	Net	Noninterest	Noninterest
		Ave Earn	Cost of	Interest	Interest	Income/	Expense/	Efficiency	Overhead
		Assets	Funds	Spread	Margin	Avg Assets	Avg Assets	Ratio	Ratio
Ticker	Short Name	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

	Comparable Thrift Data
BCSB	BCSB Bankcorp, Inc. (MHC)	4.82	NA	NA	2.29	0.16	2.12	90.09	89.33
CFFN	Capitol Federal Financial (MHC)	4.69	3.23	1.46	1.77	0.27	3.60	178.65	191.05
CSBK	Clifton Savings Bancorp, Inc. (MHC)	4.09	2.13	1.96	2.48	0.05	1.29	52.65	51.68
	Greater Delaware Valley Savings Bank
ALLB	(MHC)	5.33	NA	NA	3.12	0.34	2.74	80.44	78.21
GCBC	Greene County Bancorp Inc. (MHC)	NA	NA	NA	3.98	0.90	3.15	67.84	60.12
KFED	K-Fed Bancorp (MHC)	NA	NA	NA	2.80	0.51	1.93	59.28	51.64
NWSB	Northwest Bancorp, Inc. (MHC)	5.51	2.45	3.06	3.23	0.47	1.99	55.44	48.53
ONFC	Oneida Financial Corp. (MHC)	5.27	2.14	3.12	3.44	2.69	4.32	75.05	52.86
PBHC	Pathfinder Bancorp, Inc. (MHC)	5.33	NA	NA	3.26	0.72	3.10	82.77	78.58
PBCT	People's Bank (MHC)	4.53	1.47	3.06	3.47	1.44	3.13	66.06	50.98
WFD	Westfield Financial Inc. (MHC)	4.64	NA	NA	3.15	0.40	2.25	66.84	62.37

	Average	4.91	2.28	2.53	3.00	0.72	2.69	79.56	74.12
	Median	4.82	2.14	3.06	3.15	0.47	2.74	67.84	60.12
	Maximum	5.51	3.23	3.12	3.98	2.69	4.32	178.65	191.05
	Minimum	4.09	1.47	1.46	1.77	0.05	1.29	52.65	48.53

	Investors Bancorp, Inc.	4.32	2.64	1.68	1.85	0.15	1.09	56.05	52.37

	Variance to the Comparable Median	(0.50)	0.50	(1.39)	(1.30)	(0.32)	(1.65)	(11.79)	(7.75)

Sources: SNL and Offering Circular Data, FinPro Computations

Note: The data for cost of funds and spread are not meaningful due to the lack of Comparable Data.

The Bank has a 130 basis point disadvantage in net margin. Additionally, the Bank has a 32 basis point disadvantage in noninterest income. These differences are offset by a 165 basis point advantage in noninterest expense.

The Bank’s efficiency ratio of 56.05% is below the Comparable median of 67.84%.

This income statement data is reflective of an institution with a large wholesale leverage portfolio.

On a forward looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a public company. At the same time, the Bank will have additional capital to deploy and leverage.

Conversion Valuation Appraisal Report	Page: 46

Positive	Neutral	Negative

Lower Noninterest Expense		Lower ROAA

Lower Efficiency Ratio		Lower Net Margin

Lower Pro Forma ROAE

Lower Noninterest Income

The Bank is less profitable than the Comparables on a ROAA basis. The Bank’s earnings composition is weaker than the Comparable Group as the Bank has a weaker net margin and noninterest income, but lower noninterest expense. The Bank’s earnings have fluctuated. Taken collectively, a downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 47

Market area

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

Specifics on the Bank’s markets were delineated in Section 2 — Market Area Analysis. The following figure compares the demographic and competitive data for the counties serviced by the Bank, to the county data of the Comparable Group members.

Figure 33 – Market Area Data

			No. Branches	Pop. Per Branch	Pop. Growth	Pop. Growth	Pop. Density	Unemp. Rate	Per Capita Income
			06/30/04	2004	2000-2004	2004-2009	2004	March 2005	2004
Institution Name	County	State	(actual)	(actual)	(%)	(%)	(per sq. mile)	(%)	($)

Comparable Median				3,263	0.99	1.10	1,263	4.92	$26,137

Investors Bancorp MHC	Essex	NJ	260	3,078	0.83	0.90	6,339	5.60	$27,501
Investors Bancorp MHC	Hunterdon	NJ	58	2,209	5.05	5.88	298	3.30	$42,547
Investors Bancorp MHC	Middlesex	NJ	314	2,516	5.33	6.20	2,552	4.10	$29,980
Investors Bancorp MHC	Monmouth	NJ	262	2,436	3.71	4.35	1,353	4.30	$35,976
Investors Bancorp MHC	Morris	NJ	230	2,104	2.94	3.44	1,032	3.40	$42,776
Investors Bancorp MHC	Ocean	NJ	187	2,965	8.51	9.67	872	5.20	$25,898
Investors Bancorp MHC	Somerset	NJ	125	2,538	6.63	7.64	1,041	3.50	$42,567
Investors Bancorp MHC	Union	NJ	202	2,646	2.30	2.69	5,177	5.00	$30,127

Deposit Weighted Market Data				2,642	3.72	4.30	3,022	4.68	$32,408

Sources: SNL Securities, Claritas and US Bureau of Labor Statistics

Positive	Neutral	Negative

Higher Population Growth		Lower Population Per Branch

Higher Population Density

Lower Unemployment

Higher Income

The Bank’s market area has grown and is projected to continue to grow at a faster rate than the Comparable Group’s markets. The Bank’s markets have higher population density. Unemployment levels are lower in the Bank’s markets. Per capita income levels are higher in the Bank’s markets. However, the attractive markets have drawn a higher level of competition based on the lower population per branch in the Bank’s markets. Based upon these factors, an upward adjustment is warranted for market area.

Conversion Valuation Appraisal Report	Page: 48

Cash Dividends

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or oversubscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Pressures on ROAE and on internal rate of returns to investors prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in managing equity. Recent tax code changes have made cash dividends more attractive to investors.

Figure 34 — Dividend Data

		Dividends
		Current	LTM Dividend
		Dividend	Payout
		Yield	Ratio
Ticker	Short Name	(%)	(%)

	Comparable Thrift Data
BCSB	BCSB Bankcorp, Inc. (MHC)	3.57	568.18
CFFN	Capitol Federal Financial (MHC)	6.04	NM
CSBK	Clifton Savings Bancorp, Inc. (MHC)	1.91	105.56
ALLB	Greater Delaware Valley Savings Bank (MHC)	1.63	67.92
GCBC	Greene County Bancorp Inc. (MHC)	2.42	59.72
KFED	K-Fed Bancorp (MHC)	1.72	31.25
NWSB	Northwest Bancorp, Inc. (MHC)	2.41	43.64
ONFC	Oneida Financial Corp. (MHC)	3.40	82.98
PBHC	Pathfinder Bancorp, Inc. (MHC)	2.65	81.50
PBCT	People’s Bank (MHC)	3.11	101.25
WFD	Westfield Financial Inc. (MHC)	1.67	93.75

	Average	2.78	123.58
	Median	2.42	82.24
	Maximum	6.04	568.18
	Minimum	1.63	31.25
	Investors Bancorp, Inc.	—	—
	Variance to the Comparable Median	(2.42)	(82.24)

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 49

All Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 82.24%, ranging from a high of 568.18% to a low of 31.25%. The Bank, on a pro forma basis (at the mid point of the value range) will have an equity to assets ratio of 14.06%. The Bank will have adequate capital and profits to pay cash dividends.

The Bank has a bank holding company and the MHC will not be able to waive dividends under current Federal Reserve Board policy, unlike nine of the eleven OTS regulated holding companies in the Comparable Group. Thus, the Bank will pay out a greater proportion of earnings under its dividend policy than the Comparable Group will. The higher payout ratio limits the Bank’s dividend yield and leveraging capacity.

As such, a slight downward is necessary for this factor.

Conversion Valuation Appraisal Report	Page: 50

Liquidity of the Issue

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ or AMEX. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

Figure 35 — Market Capitalization Data

		Market Data
						Publicly	Tangible
		Market	Price	Price	Price	Reported	Publicly Rep
		Value	Per Share	High	Low	Book Value	Book Value
Ticker	Short Name	($)	($)	($)	($)	($)	($)

	Comparable Thrift Data
BCSB	BCSB Bankcorp, Inc. (MHC)	82.60	14.00	17.49	13.72	7.04	6.60
CFFN	Capitol Federal Financial (MHC)	2,464.00	33.12	37.31	32.75	11.80	11.80
CSBK	Clifton Savings Bancorp, Inc. (MHC)	320.00	10.48	12.00	9.98	6.65	6.65
ALLB	Greater Delaware Valley Savings Bank (MHC)	75.90	22.05	32.30	21.50	9.99	9.99
GCBC	Greene County Bancorp Inc. (MHC)	75.10	36.37	37.46	33.00	15.44	15.44
KFED	K-Fed Bancorp (MHC)	170.50	11.60	14.76	10.95	6.31	6.00
NWSB	Northwest Bancorp, Inc. (MHC)	1,011.40	19.90	22.23	19.82	11.17	8.12
ONFC	Oneida Financial Corp. (MHC)	89.10	11.77	17.20	10.66	6.82	5.10
PBHC	Pathfinder Bancorp, Inc. (MHC)	38.00	15.50	26.50	15.45	8.54	6.74
PBCT	People’s Bank (MHC)	4,003.10	28.31	29.36	25.33	8.61	7.83
WFD	Westfield Financial Inc. (MHC)	238.10	23.92	25.55	23.15	12.50	12.50

	Average	778.89	20.64	24.74	19.66	9.53	8.80
	Median	170.50	19.90	25.55	19.82	8.61	7.83
	Maximum	4,003.10	36.37	37.46	33.00	15.44	15.44
	Minimum	38.00	10.48	12.00	9.98	6.31	5.10
	Investors Bancorp, Inc.	879.21	NA	NA	NA	NA	NA
	Variance to the Comparable Median	708.71	NA	NA	NA	NA	NA

Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $38.0 million to a high of $4.0 billion with a median market capitalization of $170.5 million. The Bank expects to have $879.2 million of market capital at the midpoint on a pro forma basis. It is expected that the Bank will trade on NASDAQ along with ten of the eleven Comparables.

A strong upward adjustment for this factor appears warranted, due to the higher pro forma level of market capitalization and expected liquidity, relative to the Comparables.

Conversion Valuation Appraisal Report	Page: 51

Recent Regulatory Matters

Regulatory matters influence the market for thrift conversions. The Bank will operate in substantially the same regulatory environment as the Comparable Group. The only material difference is that the federally regulated Comparables have the ability to waive dividends to the MHC. This factor was addressed in the cash dividends section.

Taken collectively, no adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report	Page: 52

5. Other Factors

Management

The Bank has developed a good management team with considerable banking experience. The Bank’s organizational chart is reasonable for an institution of its size and complexity. The Board is active and oversees and advises on all key strategic and policy decisions and holds the management to high performance standards.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page: 53

Subscription Interest

The pro forma price to fully converted book multiple of MHC conversions rose dramatically from 2002 to 2005 YTD.

Figure 36 — MHC Reorganizations (Since 1/1/02) Pro Forma Data

						Price to Pro Forma
			IPO	Percentage	Net	Pro Forma	Pro Forma	Pro Forma	Fully Converted
		IPO	Price	Retained By	Proceeds	Earnings	Book Value	Tang. Book	Book Value
Ticker	Short Name	Date	($)	MHC (%)	($000)	(x)	(%)	(%)	(%)

RCKB	Rockville Financial, Inc. (MHC)	05/23/2005	10.0000	55.00	71,069	NM	NM	NM	85.05
FFCO	FedFirst Financial Corp. (MHC)	04/07/2005	10.0000	55.00	24,822	NM	NM	NM	85.98
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	04/06/2005	10.0000	70.00	32,794	NM	NM	NM	89.55

Q2`05	Average					NM	NM	NM	86.86
	Median					NM	NM	NM	85.98

PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	03/30/2005	10.0000	55.00	48,241	NM	NM	NM	86.87
KFFB	Kentucky First Federal Bancorp (MHC)	03/03/2005	10.0000	55.00	14,309	NM	NM	NM	96.36
KRNY	Kearny Financial Corp (MHC)	02/24/2005	10.0000	70.00	183,196	NM	NM	NM	80.04
HFBL	Home Federal Bancorp, Inc. of Louisiana (MHC)	01/21/2005	10.0000	60.00	11,988	NM	NM	NM	75.39
BVFL	BV Financial, Inc. (MHC)	01/14/2005	10.0000	55.00	9,646	NM	NM	NM	87.78
GTWN	Georgetown Bancorp, Inc. (MHC)	01/06/2005	10.0000	55.00	10,347	NM	NM	NM	88.45

Q1`05	Average					NM	NM	NM	85.82
	Median					NM	NM	NM	87.33

2005 YTD	Average					NM	NM	NM	86.16
	Median					NM	NM	NM	86.87

SFBI	SFSB Inc. (MHC)	12/31/2004	10.0000	55.00	11,045	NM	NM	NM	82.72
OSHC	Ocean Shore Holding Company (MHC)	12/22/2004	10.0000	54.30	31,767	NM	NM	NM	91.09
LPBC	Lincoln Park Bancorp (MHC)	12/20/2004	10.0000	54.00	7,214	NM	NM	NM	88.59
ABBC	Abington Community Bancorp, Inc. (MHC)	12/17/2004	10.0000	55.00	61,040	NM	NM	NM	84.85
HOME	Home Federal Bancorp, Inc. (MHC)	12/07/2004	10.0000	59.04	51,015	NM	NM	NM	89.36
ACFC	Atlantic Coast Federal Corporation (MHC)	10/05/2004	10.0000	60.00	49,806	NM	NM	NM	87.91
PSBH	PSB Holdings, Inc. (MHC)	10/05/2004	10.0000	53.70	26,218	NM	NM	NM	85.16
NVSL	Naugatuck Valley Financial Corp. (MHC)	10/01/2004	10.0000	55.00	27,373	NM	NM	NM	90.25
SIFI	SI Financial Group Inc. (MHC)	10/01/2004	10.0000	58.00	41,645	NM	NM	NM	90.71

Q4`04	Average					NM	NM	NM	87.85
	Median					NM	NM	NM	88.59

FFFS	First Federal Financial Services, Inc. (MHC)	06/29/2004	10.0000	55.00	15,372	NM	NM	NM	75.90
MNCK	Monadnock Community Bancorp, Inc. (MHC)	06/29/2004	8.0000	55.00	2,613	NM	NM	NM	85.45
OFFO	Osage Federal Financial Inc. (MHC)	04/01/2004	10.0000	70.00	5,480	NM	NM	NM	85.18
WAWL	Wawel Savings Bank (MHC)	04/01/2004	10.0000	60.78	7,027	NM	NM	NM	92.82

Q2`04	Average					NM	NM	NM	84.84
	Median					NM	NM	NM	85.32

KFED	K-Fed Bancorp (MHC)	03/31/2004	10.0000	60.91	48,472	NM	NM	NM	92.00
CZWI	Citizens Community Bancorp (MHC)	03/30/2004	10.0000	67.83	7,416	NM	NM	NM	83.24
CSBK	Clifton Savings Bancorp, Inc. (MHC)	03/04/2004	10.0000	55.00	113,396	NM	NM	NM	92.10
CHEV	Cheviot Financial Corp. (MHC)	01/06/2004	10.0000	55.00	36,987	NM	NM	NM	83.14

Q1`04	Average					NM	NM	NM	87.62
	Median					NM	NM	NM	87.62

2004 YTD	Average					NM	NM	NM	82.25
	Median					NM	NM	NM	86.68

FLTB	Flatbush Federal Bancorp, Inc. (MHC)	10/21/2003	8.0000	53.00	6,947	NM	NM	NM	77.33
ASBH	ASB Holding Company (MHC)	10/03/2003	10.0000	70.00	13,640	NM	NM	NM	80.70

Q4`03	Average					NM	NM	NM	79.02
	Median					NM	NM	NM	79.02

2003	Average					NM	NM	NM	79.02
	Median					NM	NM	NM	79.02

MDNB	Minden Bancorp, Inc. (MHC)	07/02/2002	10.0000	55.00	5,400	NM	NM	NM	61.80

Q3`02	Average					NM	NM	NM	61.80
	Median					NM	NM	NM	61.80

NEBS	New England Bancshares Inc. (MHC)	06/04/2002	10.0000	55.00	7,655	NM	NM	NM	65.02

Q2`02	Average					NM	NM	NM	65.02
	Median					NM	NM	NM	65.02

2002	Average					NM	NM	NM	63.41
	Median					NM	NM	NM	63.41

1/1/2002	Average					NM	NM	NM	84.69
2/11/2005	Median					NM	NM	NM	85.72

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 54

The first day “pop” declined in 2004 and turned negative in 2005 year-to-date. Five of the last nine MHC conversions are trading below their IPO price.

Figure 37 — MHC Reorganizations Price Appreciation

		Percent Change from IPO
		After	After	After	After
		1 Day	1 Week	1 Month	3 Months	To date
Ticker	Short Name	(%)	(%)	(%)	(%)	(%)

RCKB	Rockville Financial, Inc. (MHC)	4.80	10.50	NA	NA	11.40
FFCO	FedFirst Financial Corp. (MHC)	-6.60	-7.10	-14.50	NA	(8.60)
BFSB	Brooklyn Federal Bancorp, Inc. (MHC)	-0.50	-0.10	-5.00	NA	3.50

Q2`05	Average	(0.77)	1.10	(9.75)	NA	2.10
	Median	(0.50)	(0.10)	(9.75)	NA	3.50

PBIP	Prudential Bancorp, Inc. of Pennsylvania (MHC)	-1.50	-6.50	-12.50	NA	(2.00)
KFFB	Kentucky First Federal Bancorp (MHC)	7.90	11.00	12.40	NA	15.50
KRNY	Kearny Financial Corp (MHC)	13.90	14.30	10.80	6.00	4.90
HFBL	Home Federal Bancorp, Inc. of Louisiana (MHC)	-1.00	0.00	-0.80	-6.00	(6.00)
BVFL	BV Financial, Inc. (MHC)	-6.50	-4.00	-1.50	-8.60	(16.00)
GTWN	Georgetown Bancorp, Inc. (MHC)	2.00	0.00	0.50	-3.50	(8.50)

Q1`05	Average	2.47	2.47	1.48	(3.03)	(2.02)
	Median	0.50	—	(0.15)	(4.75)	(4.00)

2005 YTD	Average	1.39	2.01	(1.33)	(3.03)	(0.64)
	Median	(0.50)	—	(1.15)	(4.75)	(2.00)

SFBI	SFSB Inc. (MHC)	7.50	0.00	-0.50	-7.50	(13.00)
OSHC	Ocean Shore Holding Company (MHC)	21.50	22.50	6.30	10.40	4.90
LPBC	Lincoln Park Bancorp (MHC)	10.00	12.50	0.20	2.00	(5.00)
ABBC	Abington Community Bancorp, Inc. (MHC)	33.50	33.00	29.00	34.70	8.00
HOME	Home Federal Bancorp, Inc. (MHC)	24.90	28.00	23.30	27.50	15.10
ACFC	Atlantic Coast Federal Corporation (MHC)	17.50	24.80	29.30	36.20	15.20
PSBH	PSB Holdings, Inc. (MHC)	5.00	6.30	4.50	16.00	(0.50)
NVSL	Naugatuck Valley Financial Corp. (MHC)	8.00	8.10	4.20	7.60	3.70
SIFI	SI Financial Group Inc. (MHC)	12.00	10.50	9.40	22.50	2.70

Q4`04	Average	15.54	16.19	11.74	16.60	3.46
	Median	12.00	12.50	6.30	16.00	3.70

FFFS	First Federal Financial Services, Inc. (MHC)	15.00	20.50	35.00	35.00	30.00
MNCK	Monadnock Community Bancorp, Inc. (MHC)	3.75	2.50	-3.13	-0.13	53.75
OFFO	Osage Federal Financial Inc. (MHC)	20.00	22.50	9.50	9.50	37.40
WAWL	Wawel Savings Bank (MHC)	29.50	25.00	12.50	25.00	—

Q2`04	Average	17.06	17.63	13.47	17.34	30.29
	Median	17.50	21.50	11.00	17.25	33.70

KFED	K-Fed Bancorp (MHC)	34.90	30.00	15.10	29.00	16.00
CZWI	Citizens Community Bancorp (MHC)	23.70	32.50	17.50	18.50	35.00
CSBK	Clifton Savings Bancorp, Inc. (MHC)	22.50	37.50	32.90	24.00	4.80
CHEV	Cheviot Financial Corp. (MHC)	33.20	34.70	33.00	31.00	11.60

Q1`04	Average	28.58	33.68	24.63	25.63	16.85
	Median	28.45	33.60	25.20	26.50	13.80

2004 YTD	Average	17.91	19.49	14.34	17.85	12.20
	Median	18.75	22.50	11.00	20.50	6.45

FLTB	Flatbush Federal Bancorp, Inc. (MHC)	48.86	40.34	46.02	45.45	14.38
ASBH	ASB Holding Company (MHC)	62.00	71.00	68.50	79.50	130.00

Q4`03	Average	55.43	55.67	57.26	62.48	72.19
	Median	55.43	55.67	57.26	62.48	72.19

2003	Average	55.43	55.67	57.26	62.48	72.19
	Median	55.43	55.67	57.26	62.48	72.19

MDNB	Minden Bancorp, Inc. (MHC)	19.50	20.00	18.50	13.00	100.00

Q3`02	Average	19.50	20.00	18.50	13.00	100.00
	Median	19.50	20.00	18.50	13.00	100.00

NEBS	New England Bancshares Inc. (MHC)	23.00	24.00	24.00	23.00	57.50

Q2`02	Average	23.00	24.00	24.00	23.00	57.50
	Median	23.00	24.00	24.00	23.00	57.50

2002	Average	21.25	22.00	21.25	18.00	78.75
	Median	21.25	22.00	21.25	18.00	78.75

1/1/2002	Average	16.28	17.48	13.95	18.80	17.19
2/11/2005	Median	14.45	17.15	10.80	18.50	6.45

Source: SNL Securities

The aftermarket performance warrants a downward adjustment as many of the new issues have traded down and subscription interest has declined.

Conversion Valuation Appraisal Report	Page: 55

Valuation Adjustments

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment

Financial Condition	Downward

Balance Sheet Growth	No Adjustment

Earnings Quality, Predictability and Growth	Downward

Market Area	Upward

Dividends	Slight Downward

Liquidity of the Issue	Strong Upward

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustment should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment

Management	No Adjustment

Subscription Interest	Downward

Conversion Valuation Appraisal Report	Page: 56

6. Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The four multiples include:

     Price to core earnings (“P/E”)

     Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

     Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibits 9 through13.

Discussion of Weight Given to Valuation Multiples

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all New Jersey public thrifts, all publicly traded thrifts and the recent (2002 to date) and historical MHC conversions were assessed. The multiples for the Comparable Group, all publicly traded MHC, and New Jersey MHC thrifts are shown in Exhibit 7.

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are “normal”. As a basis for comparison, the price to core earnings was utilized for both the Bank and the Comparable Group to eliminate any nonrecurring items. As such, this approach was considered in this appraisal.

In the pro forma figures for the Bank, FinPro incorporated the impact of SFAS 123R, which requires the expensing of stock options. In preparing the fully converted pro forma figures for the Comparable Group, FinPro also incorporated the impact of SFAS 123R.

Conversion Valuation Appraisal Report	Page: 57

Price to Book/Price to Tangible Book — According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro feels that thrifts often trade on a price to tangible book basis.

Price to Assets — According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page: 58

Full Offering Value in Relation to Comparables

Based upon the premiums and discounts defined in the section above, the Bank, including the charitable foundation, is pricing at the midpoint as if fully converted is estimated to be $867,500,000. Based upon a range below and above the midpoint value, the relative values are $737,375,000 at the minimum and $997,625,000 at the maximum respectively. At the super maximum of the range, the offering value would be $1,147,268,750.

At the various levels of the estimated value range, the full offering would result in the following offering data:

Figure 38 — Value Range — Full Offering

	Total Shares	Price	Total
Conclusion	Shares	Per Share	Value

Appraised Value — Midpoint	86,750,000	$10.00	$867,500,000
Range:
- Minimum	73,737,500	10.00	737,375,000
- Maximum	99,762,500	10.00	997,625,000
- Super Maximum	114,726,875	10.00	1,147,268,750

Source: FinPro Inc. Pro forma Model

Conversion Valuation Appraisal Report	Page: 59

Figure 39 – As If Fully Converted Offering Pricing Multiples

		Bank	Comparables		State		National
			Mean	Median	Mean	Median	Mean	Median
	Min	18.18
Price-Core Earnings Ratio P/E	Mid	20.41	31.09	30.16	32.70	32.70	31.28	30.16
	Max	23.26
	Smax	25.64
	Min	71.94%
Price-to-Book Ratio P/B	Mid	76.22%	99.27%	94.62%	96.22%	89.04%	94.11%	90.56%
	Max	79.81%
	Smax	83.26%
	Min	71.94%
Price-to-Tangible Book Ratio P/TB	Mid	76.22%	103.99%	102.00%	98.13%	89.04%	97.39%	93.75%
	Max	79.81%
	Smax	83.26%
	Min	13.51%
Price-to-Assets Ratio P/A	Mid	15.57%	21.26%	22.82%	26.04%	28.22%	23.46%	24.08%
	Max	17.55%
	Smax	19.74%

Source: FinPro Calculations

Figure 40 — Comparable as If Fully Converted Pricing Multiples to the Bank’s Pro
Forma Midpoint

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	1,000.00	20.41	76.22%	76.22%	15.57%
Comparable Group Median (as if Fully Converted)	29.01	30.16	94.62%	102.00%	22.82%
(Discount) Premium	3347.56%	-32.34%	-19.45%	-25.27%	-31.76%

Source: SNL data, FinPro Calculations

As Figure 40 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 32.34% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at a 25.27% discount to the Comparable Group.

Figure 41 — Comparable as If Fully Converted Pricing Multiples to the Bank’s Pro Forma
Super Maximum

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	333.33	25.64	83.26%	83.26%	19.74%
Comparable Group Median (as if Fully Converted)	29.01	30.16	94.62%	102.00%	22.82%
(Discount) Premium	1049.17%	-15.00%	-12.01%	-18.37%	-13.49%

Source: SNL data, FinPro Calculations

As Figure 41 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 15.00% on a fully converted core earnings basis. On a price to fully converted tangible book basis, the Bank is priced at an 18.37% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 60

The Bank pricing at the midpoint for a MHC Conversion assuming an issuance of 44.40%, is $390,375,000. Based upon a range below and above the midpoint value, the relative values are $331,818,750 at the minimum and $448,931,250 at the maximum, respectively. At the super maximum of the range, the offering value would be $516,270,940.

Figure 42 — Value Range MHC Offering Data

	Total	Price per	Total
Conclusion	Shares	Share	Value

Appraised Value — $747,329,563 at 44%	33,181,875	$10.00	$331,818,750
Appraised Value — $879,211,250 at 44%	39,037,500	$10.00	$390,375,000
Appraised Value — $1,011,092,938 at 44%	44,893,125	$10.00	$448,931,250
Appraised Value — $1,162,756,878 at 44%	51,627,094	$10.00	$516,270,940

Source: FinPro Inc. Pro forma Model

Figure 43 — Comparable GAAP Pricing Multiples to the Bank’s Pro Forma Midpoint

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) MHC	(142.86)	25.64	119.76%	119.76%	16.82%
Comparable Group Median (MHC)	35.80	39.15	191.40%	229.90%	25.29%
(Discount) Premium	-499.05%	-34.51%	-37.43%	-47.91%	-33.49%

Source: SNL data, FinPro Calculations

As Figure 43 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a discount of 34.51% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 47.91% discount to the Comparable Group.

Figure 44 — Comparable GAAP Pricing Multiples to the Bank’s Pro Forma Super Maximum

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) MHC	(200.00)	33.33	137.93%	137.93%	21.78%
Comparable Group Median (MHC)	35.80	39.15	191.40%	229.90%	25.29%
(Discount) Premium	-658.66%	-14.87%	-27.94%	-40.00%	-13.88%

Source: SNL data, FinPro Calculations

As Figure 44 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a discount of 14.78% on a GAAP core earnings basis. On a price to GAAP tangible book basis, the Bank is priced at a 40.00% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 61

Comparison to Recent
MHC Conversions

To verify and validate that the range created on a comparable basis is appropriate, FinPro compared the pricing of this deal relative to other MHC conversions.

Figure 45 – Comparison to Filed and Pending MHC Offerings

Super Maximum
Appraisal Price to
Full Converted
Tangible Book

Investors Bancorp, Inc.	83.26
Applications Filed:
Ottawa Savings Bancorp	86.20
Pending Offerings:
United Financial Bancorp	84.38
Colonial Bankshares	83.06
Heritage Financial Group	84.17
Closed, But Not Trading:
North Penn Bancorp *	73.70

* Note: Closed at the minimum after a syndicated offering.

Source: 5/31/05 Conversion Watch

FinPro also considered the trading multiples of other recently converted New Jersey MHCs relative to the Bank on a fully converted basis.

Figure 46 – Comparison to Recent New Jersey MHCs

		Current	Current Price in Relation to Fully Converted
		Stock		LTM		Tangible
		Price	LTM EPS	Core EPS	Book Value	Book Value	Assets
Ticker	Short Name	($)	(x)	(x)	(%)	(%)	(%)

CSBK	Clifton Savings Bancorp, Inc. (MHC)	10.48	43.92	43.47	90.48	90.48	32.25
OSHC	Ocean Shore Holding Company (MHC)	10.49	NA	NA	87.61	87.61	15.46
KRNY	Kearny Financial Corp (MHC)	10.49	NA	NA	79.63	87.29	30.49

	Median		43.92	43.47	87.61	87.61	30.49

	Investors - Min		NM	18.18	71.94	71.94	13.51
	Investors - Mid Point		NM	20.41	76.22	76.22	15.57
	Investors - Maximum		NM	23.26	79.81	79.81	17.55
	Investors - Super Maximum		NM	25.64	83.26	83.26	19.74

Source: 5/31/05 Conversion Watch

Conversion Valuation Appraisal Report	Page: 62

Valuation Conclusion

We believe that the discounts on an earnings and a tangible book basis are appropriate relative to the Comparable Group. This range was confirmed by our analysis of other filed and pending MHC offerings.

It is, therefore, FinPro’s opinion that as of May 31, 2005, the estimated pro forma market value of the Bank in a full offering was $879,211,250 at the midpoint of a range with a minimum of $747,329,563 to a maximum of $1,011,092,938 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $1,162,756,878.

Using the pro forma market values for a full offering shown above, the amount of stock publicly offered as part of the MHC reorganization issuing 44.40% will equal 33,181,875 shares, 39,037,500 shares, 44,893,125 shares and 51,627,094 shares at the minimum, midpoint, maximum and super maximum, respectively.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revise the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.